EXHIBIT 10 (c)
FORM OF U.S.
CHANGE IN CONTROL
SEVERANCE PROTECTION AGREEMENT
          THIS AGREEMENT made as of <DATE>, by and between Campbell Soup Company (the “Company”) and <NAME> (the “Executive”).
          WHEREAS, the Board of Directors of the Company (the “Board”) recognizes that the possibility of a Change in Control (as hereinafter defined) exists and that the threat of or the occurrence of a Change in Control may result in the departure or in significant distractions of its key management personnel because of the uncertainties inherent in such a situation;
          WHEREAS, the Board has, as recommended and approved by the Compensation and Organization Committee (the “Committee”), determined that it is essential and in the best interest of the Company and its stockholders to retain the services of the Executive in the event of a threat or occurrence of a Change in Control and to ensure his continued dedication and efforts in such event without undue concern for his personal financial and employment security; and
          WHEREAS, in order to induce the Executive to remain in the employ of the Company and to encourage the continued attention and dedication of the Executive, particularly in the event of a threat or the occurrence of a Change in Control, the Company desires to enter into this Agreement with the Executive to provide the Executive with certain benefits in the event his employment is terminated as a result of, or in connection with, a Change in Control.
          NOW, THEREFORE, in consideration of the respective agreements of the parties contained herein, it is agreed as follows:
          1. Term of Agreement. The term of this Agreement (the “Term”) shall commence on <DATE>, and shall continue in effect until the third anniversary of such date; provided, however, that commencing on the second anniversary of such date and on each anniversary thereafter, the term of this Agreement shall automatically be extended for one (1) year unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the Term of this Agreement shall not be so extended; and provided, further, however, that notwithstanding any such notice by the Company not to extend, the Term shall not expire prior to the expiration of twenty-four (24) months after the occurrence of a Change in Control that occurs prior to the end of the term.
          2. Definitions.
          2.1 “Cause” means a termination evidenced by a resolution adopted in good faith by no less than two-thirds of the Board that the Executive (a) intentionally and continually failed to substantially perform his duties with the Company (other than a failure resulting from the Executive’s incapacity due to physical or mental illness) which failure continued for a period of at least thirty (30) days after a written notice of demand for substantial performance has been delivered to the Executive specifying the manner in which the Executive has failed to substantially perform, or (b) intentionally engaged in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise; provided, however, that no termination of the Executive’s employment shall be for Cause as set forth in clause (b) above until (x) there shall have been delivered to the Executive a copy of a written notice setting forth that the Executive was guilty of the conduct set forth in clause (b) and specifying the particulars thereof in detail, and (y) the Executive shall have been provided an opportunity to be heard by the Board (with the assistance of the Executive’s counsel if the Executive so desires). No act, nor failure to act, on the Executive’s part, shall be considered “intentional” unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in the best interest of the Company. Notwithstanding anything contained in this Agreement to the contrary, no failure to perform by the Executive after a Notice of Termination is given by the Executive shall constitute Cause for purposes of this Agreement.
          2.2 “Change in Control” means any of the following events: (a) The acquisition in one or more transactions by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) of “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty-five percent (25%) or more of the combined voting power of the Company’s then outstanding voting securities (the “Voting Securities”), provided, however, that for purposes of this Section 2.2(a), the Voting Securities acquired directly from the Company by any Person shall be excluded from the determination of such Person’s Beneficial Ownership of Voting Securities (but such Voting Securities shall be included in the calculation of the total number of Voting Securities then outstanding); or
          (b) The individuals who, as of September 28, 2000, are members of the Board (the “Incumbent Board”), cease for any reason to constitute more than fifty percent (50%) of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or
          (c) Approval by stockholders of the Company of (1) a merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation, do not own, directly or indirectly immediately following such merger or consolidation, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the Voting Securities immediately before such merger or consolidation or (2) a complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company; or
          (d) Acceptance of stockholders of the Company of shares in a share exchange if the stockholders of the Company, immediately before such share exchange, do not own, directly or indirectly immediately following such share exchange, more than fifty percent (50%) of the combined voting power of the outstanding voting securities of the corporation resulting from such share exchange in substantially the same proportion as their ownership of the Voting Securities outstanding immediately before such share exchange.

          Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because twenty-five percent (25%) or more of the then outstanding Voting Securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Company or any of its subsidiaries, (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition, (iii) any “Grandfathered Dorrance Family Stockholder” (as hereinafter defined) or (iv) any Person who has acquired such Voting Securities directly from any Grandfathered Dorrance Family Stockholder but only if such Person has executed an agreement which is approved by two-thirds of the Board and pursuant to which such Person has agreed that she (or they) will not increase her (or their) Beneficial Ownership (directly or indirectly) to 30% or more of the outstanding Voting Securities (the “Standstill Agreement”) and only for the period during which the Standstill Agreement is effective and fully honored by such Person.
          For purposes of this Section, “Grandfathered Dorrance Family Stockholder” shall mean at any time a “Dorrance Family Stockholder” (as hereinafter defined) who or which is at the time in question the Beneficial Owner solely of (v) Voting Securities Beneficially Owned by such individual on January 25, 1990, (w) Voting Securities acquired directly from the Company, (x) Voting Securities acquired directly from another Grandfathered Dorrance Family Stockholder, (y) Voting Securities which are also Beneficially Owned by other Grandfathered Dorrance Family Stockholders at the time in question, and (z) Voting Securities acquired after January 25, 1990 other than directly from the Company or from another Grandfathered Dorrance Family Stockholder by any “Dorrance Grandchild” (as hereinafter defined), provided that the aggregate amount of Voting Securities so acquired by each such Dorrance Grandchild shall not exceed five percent (5%) of the Voting Securities outstanding at the time of such acquisition.
          A “Dorrance Family Stockholder” who or which is at the time in question the Beneficial Owner of Voting Securities which are not specified in clauses (v), (w), (x), (y) and (z) of the immediately preceding sentence shall not be a Grandfathered Dorrance Family Stockholder at the time in question. For purposes of this Section, “Dorrance Family Stockholders” shall mean individuals who are descendants of the late Dr. John T. Dorrance, Sr. and/or the spouses, fiduciaries and foundations of such descendants. A “Dorrance Grandchild” means as to each particular grandchild of the late Dr. John T. Dorrance, Sr., all of the following taken collectively: such grandchild, such grandchild’s descendants and/or the spouses, fiduciaries and foundations of such grandchild and such grandchild’s descendants.
          Moreover, notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the outstanding Voting Securities as a result of the acquisition of Voting Securities by the Company which, by reducing the number of Voting Securities outstanding, increases the proportional number of shares Beneficially Owned by the Subject Person, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur.
          (e) Notwithstanding anything contained in this Agreement to the contrary, if the Executive’s employment is terminated by the Company without Cause within one year prior to a Change in Control and the Executive reasonably demonstrates that such termination (1) was at the request of a Third Party (as defined in Section 2.4(b)) who effectuates a Change in Control or (2) otherwise occurred in connection with or in anticipation of, a Change in Control, then, for all purposes of this Agreement, the date of a Change in Control shall mean the date immediately prior to the date of such Executive’s termination of employment.
          2.3 “Disability” means a physical or mental infirmity that impairs the Executive’s ability to substantially perform his duties under this Agreement for a continous period of one hundred eighty (180) days. Any question as to the existence of an Executive’s Disability upon which the Executive and the Company cannot agree will be determined by a qualified independent physician selected by the Executive and the Company. If the Company and the Executive cannot agree on a physician, the Chief of Staff of Thomas Jefferson Hospital in Philadelphia, Pennsylvania shall select a physician. The determination of such physician made in writing to the Company and to the Executive shall be final and conclusive for all purposes of this Agreement.
          2.4 (a) “Good Reason” means the occurrence after a Change in Control of any of the events or conditions described in subsections (1) through (7) hereof:
     (1) a change in the Executive’s position or responsibilities (including reporting responsibilities) which represents a material adverse change from his position or responsibilities as in effect immediately prior to such Change in Control; the assignment to the Executive of any duties or responsibilities which, in the Executive’s reasonable judgment, are inconsistent with his status, position or responsibilities; or any removal of the Executive from or failure to reappoint or reelect the Executive to any of such offices or positions, except in connection with the termination of his employment for Disability, Cause, death or by the Executive other than for Good Reason;
     (2) a reduction in the Executive’s base salary by a material amount or any failure to pay the Executive any compensation or benefits to which he is entitled within thirty (30) days of the date due;
     (3) the Company’s requiring the Executive to be based at any place outside a 50-mile radius from his principal place of employment immediately prior to such Change in Control, except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change in Control;
     (4) the failure by the Company to (A) continue in effect (without reduction in benefit level, and/or reward opportunities) any compensation or employee benefit plan in which the Executive was participating immediately prior to the Change in Control, unless a substitute or replacement plan has been implemented which provides substantially identical compensation or benefits to the Executive or (B) provide the Executive with compensation and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the Change in Control (or as in effect following the Change in Control, if greater);

     (5) any material breach by the Company of any provision of this Agreement;
     (6) any purported termination of the Executive’s employment for Cause by the Company which does not comply with the terms of Section 2.1; or
     (7) the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to perform this Agreement, as contemplated in Section 7 hereof.
     (b) (1) A Good Reason termination shall not occur unless the Executive gives notice to the Company that an event or condition described in Sections 2.4(a) (1) through (7) has occurred within a time period not to exceed ninety (90) days from the date of first occurrence of one of these events or conditions, and the Company shall have at least thirty (30) days from the time of that notice in which to remedy the event or condition described in Sections 2.4(1) through (7).
     (2) Any event or condition described in Section 2.4(a)(1) through (7) which occurs prior to a Change in Control but which the Executive reasonably demonstrates (1) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), or (2) otherwise arose in connection with or in anticipation of a Change in Control, shall constitute Good Reason for purposes of this Agreement notwithstanding that it occurred prior to the Change in Control.
          (c) The Executive’s right to terminate his employment pursuant to this Section 2.4 shall not be affected by his incapacity due to physical or mental illness.
          3. Severance and Benefits.
          3.1 If, during the Term, the Executive’s employment with the Company is terminated within twenty-four (24) months following a Change in Control, the Executive shall be entitled to the following compensation and benefits:
          (a) If the Executive’s employment with the Company is terminated (1) by the Company for Cause or Disability, (2) by reason of the Executive’s death, or (3) by the Executive other than for Good Reason, the Company shall pay the Executive all amounts earned or accrued through the Termination Date (as hereinafter defined) but not paid as of the Termination Date, including (i) base salary (at the rate then in effect), (ii) reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Termination Date, and (iii) vacation pay (collectively, “Accrued Compensation”). In addition to the foregoing, if the Executive’s employment is terminated by the Company for Disability or by reason of the Executive’s death, the Company shall pay to the Executive or his beneficiaries an amount equal to the Pro Rata Bonus (as hereinafter defined). The “Pro Rata Bonus” is an amount equal to the Bonus Amount (as hereinafter defined) multiplied by a fraction the numerator of which is the number of days in such fiscal year through the Termination Date and the denominator of which is 365. The term “Bonus Amount” shall mean the greater of the (x) Executive’s target bonus under the Campbell Soup Company Annual Incentive Plan for the

fiscal year in which the Termination Date occurs or (y) average of the annual bonuses paid or payable to the Executive during the two full fiscal years immediately prior to the Termination Date. Executive’s entitlement to any other compensation or benefits shall be determined in accordance with the Company’s employee benefit plans and other applicable programs and practices then in effect.
          (b) If the Executive’s employment with the Company is terminated (other than by reason of death), (1) by the Company other than for Cause or Disability or (2) by the Executive for Good Reason, the Executive shall be entitled to the following benefits provided below:
     (i) The Company shall pay the Executive all Accrued Compensation and a Pro-Rata Bonus (each as defined in Section 3.1(a)).
     (ii) The Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Termination Date, a single sum cash payment (the “Severance Amount”) equal to the amount set forth in paragraph (a) on Schedule A.
     (iii) For a number of months equal to the lesser of (A) the number of months set forth in paragraph (b) on Schedule A or (B) the number of months remaining until the Executive’s 65th birthday (the “Continuation Period”), the Company shall at its expense continue to provide the Executive and his dependents and beneficiaries the life insurance and medical benefits in an amount equal to the greater of: (x) the greater of (1) such benefits provided to the Executive at any time during the 90-day period immediately prior to the Change in Control or (2) the benefits provided to the Executive at any time following the Change in Control or (y) the benefits provided to other similarly situated executives who continue in the employ of the Company during the Continuation Period. The coverage and benefits (including deductibles and costs) provided in this Section 3.1(b)(iii) during the Continuation Period shall be no less favorable to the Executive and his dependents and beneficiaries, than the most favorable of such coverages and benefits provided during any of the periods referred to in clauses (x) and (y) above. The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Executive obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Executive hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Executive than the coverages and benefits required to be provided hereunder. This subsection (iii) shall not be interpreted so as to limit any benefits to which the Executive, his dependents or beneficiaries may be entitled under any of the Company’s employee benefit plans, programs or practices following the Executive’s termination of employment, including without limitation, life insurance benefits.
     (iv) The Company shall pay the Executive a single sum cash payment equal to the actuarial equivalent of the excess of (A) the Supplemental Retirement Benefit (as defined below) (determined as a straight life annuity commencing at age 65) determined as if (w) the Executive remained employed by the Company and accumulated additional months of credited service as set forth in paragraph (c) on Schedule A (but in no event shall the Executive be deemed to have accumulated additional credited service after attaining age 65), (x) his annual compensation during such period had been equal to the sum of (A) the greater of (1) the Executive’s annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control or (2) the Executive’s annual base salary in effect at any time following the Change in Control and (B) the Bonus Amount, (y) the Company and/or the Subsidiary or division made employer contributions to each defined contribution plan in which the Executive was a participant at the Termination Date (in an amount equal to the amount of such contribution for the applicable plan year immediately preceding the Termination Date) and (z) the Executive had been fully (100%) vested in his benefit under each retirement plan in which the Executive was a participant, over (B) the lump sum actuarial equivalent of the aggregate retirement benefit the Executive has actually accrued under such retirement plans (determined as a straight life annuity commencing at age 65). For purposes of this subsection (iv), the “Supplemental Retirement Benefit” shall mean the lump sum actuarial equivalent of the aggregate retirement benefit the Executive would have been entitled to receive under the Company’s supplemental and other retirement plans including, but not limited to, the Campbell Soup Company Retirement and Pension Plan for Salaried Employees, the Campbell Soup Company Supplemental Employees’ Retirement Benefit Plan (collectively referred to as the “Retirement Plan”), the Campbell Soup Company Mid-Career Hire Pension Plan, the Campbell Soup Company Savings and 401(k) Plan for Salaried Employees and the Campbell Soup Company Deferred Compensation Plan. For purposes of this subsection (iv), the “actuarial equivalent” shall be determined in accordance with the actuarial assumptions used for the calculation of benefits under the Company Retirement and Pension Plan for Salaried Employees as applied prior to the Termination Date in accordance with such plan’s past practices.
     (v) In the event that the Executive has unvested outstanding incentive awards (including restricted stock and performance shares or units, stock options or stock appreciation rights, hereinafter collectively referred to as the “Incentive Awards”) pursuant to the terms of the Company’s long-term incentive plans or under any subsequent incentive plan or arrangement on his Termination Date, then (A) all such Incentive Awards shall vest and any restrictions thereon shall lapse as follows: (i) all such Incentive Awards (other than performance related awards) shall vest or become exercisable immediately and any restrictions thereon shall lapse and (ii) any performance related awards shall vest or become exercisable and any restrictions thereon shall lapse on a pro-rata portion of such awards based on the portion of the relevant performance period that has expired as of the Termination Date (but in no event shall such performance related award vest, become exercisable or restrictions lapse with respect to less than 50% of the total outstanding awards); provided, that such accelerated vesting shall apply first to those awards which have been outstanding the longest, and (B) the Executive shall have the right to require the Company to purchase, for cash, any shares of unrestricted stock or shares purchased upon exercise of any options, at a price equal to the fair market value of such shares on the date of purchase by the Company.
          (c) The amounts provided for in Sections 3.1(a) and 3.1(b)(i), (ii), (iv) and (v) (with respect to performance units) shall be paid within thirty (30) days after the Executive’s Termination Date.
          (d) The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment except as provided in Section 3.1(b)(iii).
          3.2 The severance pay and benefits provided for in Sections 3.1(a) and 3.1(b)(i) and (ii) shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement (including, without limitation, the Company’s Special Severance Protection Program).
          4. Notice of Termination. Following a Change in Control, any purported termination of the Executive’s employment by the Company or by the Executive shall be communicated by written Notice of Termination to the other party in accordance with Section 9. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination shall be effective without such Notice of Termination.
          5. Termination Date. For purposes of this Agreement, “Termination Date” means, in the case of the Executive’s death, his date of death, and in all other cases, the date specified in the Notice of Termination subject to the following:
          (a) If the Executive’s employment is terminated by the Company for Cause or due to Disability, the date specified in the Notice of Termination shall be at least thirty (30) days from the date the Notice of Termination is given to the Executive, provided that in the case of Disability the Executive shall not have returned to the full-time performance of his duties during such period of at least thirty (30) days; and
          (b) If the Executive resigns for Good Reason, the date specified in the Notice of Termination shall not be more than sixty (60) days from the date the Notice of Termination is given to the Company.
          (c) Notwithstanding any other provision in this Agreement to the contrary, the termination of the Executive’s employment in connection with the sale, divestiture or other disposition of a division, group or business unit of the Company (or part thereof) at which the Executive was employed at the time of such sale, divestiture or other disposition, shall not be deemed to be a termination of employment of the Executive for purposes of this Agreement, provided the Executive is offered employment by the purchaser or acquiror of such division, group or business unit of the Company and the Company obtains an agreement from such purchaser or acquiror as contemplated in Section 7(c) and provided, further, that the Executive shall not be entitled to any benefits from the Company under this Agreement as a result of such sale, divestiture, or other disposition, or as a result of any subsequent termination of employment. This Section 5 (c) will only apply in the event that (i) the Executive’s employment is terminated by the Company without Cause or the Executive resigns for Good Reason on or after the occurrence of a Change in Control or (ii) the Executive’s employment is terminated by the Company without Cause within one year prior to a Change in Control and the Executive reasonably demonstrates that such termination (y) was at the request of a Third Party who effectuates a Change in Control or (z) otherwise occurred in connection with, or in anticipation of, a Change in Control.
          6. Excise Tax Payment.
          6.1 (a) If any amount or benefit payable to the Executive under this Agreement and under any other agreement, plan or program of the Company (such payments and benefits referred to as a “Payment”) is subject to the excise tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) or any similar federal or state law (an “Excise Tax”), the Company shall pay to the Executive an additional amount (the “Gross Up Amount”) in cash, equal to (i) the amount of the Excise Tax, plus (ii) the aggregate amount of any interest, penalties, fines or additions to any tax which is imposed in connection with the imposition of such Excise Tax, plus (iii) all income, excise and other applicable taxes imposed on the Executive under the laws of any federal, state or local government or taxing authority by reason of the payments required under clause (i) and clause (ii) and this clause (iii); provided, however, that a Gross Up Amount will not be paid to the Executive unless the aggregate amount of Payments received by the Executive which constitute “parachute payments” under Section 280G(b)(2) of the Code equals or exceeds the product of 3.1 multiplied by the amount of the Executive’s “base amount” as such term is defined in Section 280G(b)(3) of the Code (the “Base Amount”).
          (b) For purposes of determining the Gross Up Amount, the Executive shall be deemed to be taxed at the highest marginal rate under all applicable local, state, federal and foreign income tax laws for the year in which the Gross Up Amount is paid. The Gross Up Amount payable with respect to an Excise Tax shall be paid by the Company coincident with the Payment with respect to which such Excise Tax relates.
          (c) All calculations under this Section 6.1 shall be made by a nationally recognized accounting firm designated by the Company and reasonably acceptable to the Executive (other than the accounting firm that is regularly engaged by any party who has effectuated a Change in Control) (the “Accounting Firm”). The Company shall pay all fees and expenses of such Accounting Firm. The Accounting Firm shall provide its calculations, together with detailed supporting documentation, both to the Company and the Executive within 15 days after the Termination Date (or such earlier time as is requested by the Company) and, if applicable, a reasonable opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Payment (collectively, the “Determination”). Within 5 days of the Executive’s receipt of the Determination, the Executive shall have the right to dispute the Determination (the “Dispute”). The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If the Executive is successful in the Dispute, the Company shall pay the Executive any additional amount determined by the Accounting Firm to be due under this Section 6.1 (together with interest thereon at a rate equal to 120% of the federal short-term rate determined under Section 1274(d) of the Code) promptly after such determination.

          (d) If there is no Dispute, the final determination by the Accounting Firm shall be conclusive and binding upon all parties unless the Internal Revenue Service, a court of competent jurisdiction, or such other duly empowered governmental body or agency (a “Tax Authority”) determines that the Executive owes a greater or lesser amount of Excise Tax with respect to any Payment than the amount determined by the Accounting Firm.
          (e) If a Taxing Authority makes a claim against the Executive which, if successful, would require the Company to make a payment under this Section 6.1, the Executive agrees to contest the claim on request of the Company subject to the following conditions:
     (i) The Executive shall notify the Company of any such claim within 10 days of becoming aware thereof. In the event that the Company desires the claim to be contested, it shall promptly (but in no event more than 30 days after the notice from the Executive or such shorter time as the Taxing Authority may specify for responding to such claim) request the Executive to contest the claim. The Executive shall not make any payment of any tax which is the subject of the claim before he has given the notice or during the 30-day period thereafter unless the Executive receives written instructions from the Company to make such payment together with an advance of funds sufficient to make the requested payment plus any amounts payable under this Section 6.1 determined as if such advance were an Excise Tax, in which the Executive will act promptly in accordance with such instructions.
     (ii) If the Company so requests, the Executive will contest the claim by either paying the tax claimed and suing for a refund in the appropriate court or contesting the claim in the United States Tax Court or other appropriate court, as directed by the Company; provided, however, that any request by the Company for the Executive to pay the tax shall be accompanied by an advance from the Company to the Executive of funds sufficient to make the requested payment plus any amounts under this Section 6.1 determined as if such advance were an Excise Tax. If directed by the Company in writing the Executive will take all action necessary to compromise or settle the claim, but in no event will the Executive compromise or settle the claim or cease to contest the claim without the written consent of the Company; provided, however, that the Executive may take any such action if the Executive waives in writing his right to a payment under this Section 6.1 for any amounts payable in connection with such claim. The Executive agrees to cooperate in good faith with the Company in contesting the claim and to comply with any reasonable request from the Company concerning the contest of the claim, including the pursuit of administrative remedies, the appropriate forum for any judicial proceedings, and the legal basis for contesting the claim. Upon request of the Company, the Executive shall take appropriate appeals of any judgment or decision that would require the Company to make a payment under this Section 6.1. Provided that the Executive is in compliance with the provisions of this subparagraph (ii), the Company shall be liable for and indemnify the Executive against any loss in connection with, and all costs and expenses, including attorneys’ fees, which may be incurred as a result of, contesting the claim, and shall provide to the Executive within 30 days after each written request therefor by the Executive cash advances or reimbursement for all such costs and expenses actually incurred or reasonably expected to be incurred by the Executive as a result of contesting the claim.
          (f) Should a Tax Authority ultimately determine that an additional Excise Tax is owed, then the Company shall pay an additional Gross Up Amount to the Executive in a manner consistent with this Section 6.1 with respect to any additional Excise Tax and any assessed interest, fines, or penalties. If any Excise Tax as calculated by the Company or the Accounting Firm, as the case may be, is finally determined by a Tax Authority to exceed the amount required to be paid under applicable law, then the Executive shall repay such excess to the Company within 30 days of such determination; provided, that such repayment shall be reduced by the amount of any taxes paid by the Executive on such excess which is not offset by the tax benefit attributable to the repayment.
          6.2 If (i) the aggregate amount of any Payments received by the Executive which constitute “parachute payments” under Section 280G(b)(2) of the Code equals less than the product of 3.1 multiplied by the Executive’s Base Amount, and is subject to an Excise Tax, or (ii) if the provisions of Section 7 of this Agreement are invoked, with respect to the Executive, then the Company and the Executive agree that the following provisions shall apply:
          (A) Notwithstanding anything contained in this Agreement to the contrary, to the extent that any or all Payments would be subject to the imposition of an Excise Tax, the Payments shall be reduced (but not below zero) if and to the extent that such reduction would result in the Executive retaining a larger amount, on an after tax basis (taking into account federal, state and local income taxes and the imposition of the Excise Tax), than if the Executive received all of the Payments (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the limitations described in the preceding sentence, the Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination. Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive’s rights and entitlements to any benefits or compensation.
          (B) All calculations required to be made under this Section 6.2 shall be made, at the Company’s expense, by an Accounting Firm. The Accounting Firm shall provide their Determination, both to the Company and the Executive within 15 days after the Executive’s Termination Date (or such earlier time as is requested by the Company) and, with respect to the Limited Payment Amount, a reasonable opinion to the Executive that he is not required to report any Excise Tax on his federal income tax return with respect to the Limited Payment Amount. Within 5 days of the Executive’s receipt of the Determination, the Executive shall have the right to Dispute the Determination. The existence of the Dispute shall not in any way affect the right of the Executive to receive the Payments in accordance with the Determination. If there is no Dispute, the Determination by the Accounting Firm shall be final binding and conclusive upon the Company and the Executive (except as provided in Subsection (C) below).
          (C) If it is established that the Payments made to, or provided for the benefit of, the Executive either have been made or have not been made by the Company, in a manner inconsistent with the limitations provided in Subsection (A) (hereinafter referred to as an “Excess

Payment” or “Underpayment”, respectively), then the provisions of this Subsection (C) shall apply. If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to the Executive made on the date the Executive received the Excess Payment and the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined by (i) the Accounting Firm, the Company (which shall include the position taken by the Company, or together with its consolidated group, on its federal income tax return) or the IRS, (ii) pursuant to a determination by a court, or (iii) upon the resolution to the satisfaction of the Executive of the Dispute, that an Underpayment has occurred, the Company shall pay an amount equal to the Underpayment to the Executive within 10 days of such determination or resolution together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment.
          7. Successors; Binding Agreement.
          (a) This Agreement shall be binding upon and shall inure to the benefit of the Company, its successors and assigns and the Company shall require any successor or assign to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. In such event, the term “the Company” as used herein shall include such successors and assigns. The term “successors and assigns” as used herein shall mean a corporation or other entity acquiring all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise.
          (b) Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Executive, his beneficiaries or legal representatives, except by will or by the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal personal representative.
          (c) In the event that one or more divisions, groups and business units of the Company (or parts thereof) that the Executive is primarily associated with (or part thereof) are sold, divested, or otherwise disposed of by the Company subsequent to a Change in Control, the Company shall require such purchaser or acquiror, as a condition precedent to such purchase or acquisition, to assume, and agree to perform the Company’s obligations under this Agreement, in the same manner, and to the same extent that the Company would be required to perform if no such acquisition or purchase had taken place. In such circumstances, the purchaser or acquiror shall be solely responsible for providing any payments or benefits payable under this Agreement to the Executive.
          8. Fees and Expense. The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (a) the Executive’s termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment), (b) the Executive seeking to obtain or enforce any right or benefit provided by this Agreement or by any other plan or arrangement maintained by the Company under which the Executive is or may be entitled to receive benefits, or (c) the Executive’s hearing before the Board as contemplated in Section 2.1 of this Agreement; provided, however, that the circumstances set forth in clauses (a) and (b) (other than as a result of the Executive’s termination of employment under circumstances described in Section 2.2(e)) occurred on or after a Change in Control.
          9. Notice. For the purposes of this Agreement, notices and all other communications provided for in the Agreement (including the Notice of Termination) shall be in writing and shall be deemed to have been duly given when personally delivered or sent by certified mail, return receipt requested, postage prepaid, addressed to the respective addresses last given by each party to the other, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company. All notices and communications shall be deemed to have been received on the date of delivery thereof or on the third business day after the mailing thereof, except that notice of change of address shall be effective only upon receipt.
          10. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company or any of its subsidiaries and for which the Executive may qualify, nor shall anything herein limit or reduce such rights as the Executive may have under any other agreements with the Company or any of its subsidiaries; provided, however, to the extent that the Executive receives benefits under this Agreement, he will not be entitled to severance pay or benefits under any other severance plan, program, policy or arrangement of the Company, including, without limitation, the Company’s Special Severance Protection Program. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, program or arrangement of the Company or any of its subsidiaries shall be payable in accordance with such plan, program or arrangement except as expressly modified by this Agreement.
          11. Settlement of Claims. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.
          12. Miscellaneous. No provision of this Agreement may be modified, waived, amended or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.
          13. Employment Status. This Agreement does not constitute a contract of employment or impose on the Company any obligation to retain the Executive, or any obligation on the Executive to remain in the employment of the Company.
          14. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New Jersey, without reference to the principles of conflicts of laws. Each party hereto consents to in personam jurisdiction and venue in the United States District Court of New Jersey. In the event that the United States District Court of New Jersey should lack subject matter jurisdiction, the parties consent to jurisdiction and venue in a court of competent jurisdiction in Camden County in the State of New Jersey.
          15. Withholding. The Company may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all applicable federal, state, local and foreign income and employment taxes.
          16. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.
          17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
          18. Headings. The headings contained in this Agreement are intended solely for convenience and shall not control or affect the meaning or construction of the provisions of this Agreement.
          19. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, in the event of a Change in Control, supersedes all prior agreements (including, without limitation, the Company’s Special Severance Protection Program), understandings and arrangements, whether oral or written, between the parties hereto with respect to such subject matter.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

ATTEST:	Campbell Soup Company

By:
Corporate Secretary		President and
Chief Executive Officer

By:
Executive

Schedule A to Severance Protection Agreement
     (a) The Executive’s Severance Amount provided for in Section 3.1 (b) (ii) shall equal the severance pay multiple set forth below next to the Executive’s salary grade level at the Termination Date multiplied by the sum of (A) the greater of (1) the Executive’s annual base salary in effect at any time during the 90-day period immediately prior to the Change in Control or (2) the Executive’s annual base salary in effect at any time following the Change in Control and (B) the Bonus Amount.

Salary Grade Level at Termination Date	Severance Pay Multiple

42 — 44	1.5
46 — 48	2.0
50 and above	2.5
     (b) The Benefits Continuation Period provided for in Section 3.1 (b) (iii) shall be determined using the number of months set forth below next to the Executive’s salary grade level at the Termination Date.

Salary Grade Level at Termination Date	Benefits Continuation Period

42 — 44	18 months
46 — 48	24 months
50 and above	30 months
     (c) The additional service credit provided for in Section 3.1 (b) (iv) (w) shall be equal to the number of months set forth below next to the Executive’s salary grade level at the Termination Date.

Salary Grade Level at Termination Date	Additional Service Credit

42 — 44	18 months
46 — 48	24 months
50 and above	30 months